Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and notes thereto set forth below give effect to the acquisition (the “CareFusion Acquisition”) of CareFusion Corporation (“CareFusion”) and related financing transactions (collectively, the “Transactions”) as if they had occurred as of the end of each period presented, with respect to the balance sheet, and as of October 1, 2013, for the statement of income. Certain financial information of CareFusion as presented in its consolidated financial statements has been reclassified to conform to the historical presentation of BD’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information shows the impact of the CareFusion Acquisition on the combined balance sheet and the combined income statement under the acquisition method of accounting with BD treated as the acquirer. Under this method of accounting, identifiable tangible and intangible assets acquired and liabilities assumed are recorded by BD at their estimated fair values as of the date the CareFusion Acquisition is completed. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The purchase price allocation adjustments are estimates and may be further refined as additional information becomes available following completion of the CareFusion Acquisition.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the CareFusion Acquisition occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the combined company will experience after the CareFusion Acquisition. As required, the unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the CareFusion Acquisition and are factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the CareFusion Acquisition completion date are not included. The accompanying unaudited pro forma condensed combined income statement also does not include any expected cost savings or restructuring actions which may be achievable subsequent to the CareFusion Acquisition or the impact of any non-recurring activity and one-time transaction related costs.

The acquisition closed on March 17, 2015. The value of the consideration transferred for accounting purposes is based on the closing share price of BD’s stock on the last trading day prior to the closing date of the transaction.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (i) the audited consolidated financial statements (and notes thereto) of BD for the years ended September 30, 2014, 2013 and 2012 (which are available in BD’s Annual report on Form 10-K for the fiscal year ended September 30, 2014, as revised by Exhibit 99.2 to BD’s Current Report on Form 8-K, filed with the SEC on March 13, 2015) and the unaudited condensed consolidated financial statements (and notes thereto) of BD for the three month period ended December 31, 2014 (which are available in BD’s Quarterly Report on Form 10-Q for the three month period ended December 31, 2014) and (ii) the audited consolidated financial statements (and notes thereto) of CareFusion for the years ended June 30, 2014, 2013 and 2012 and the unaudited condensed consolidated financial statements (and notes thereto) of CareFusion for the three month period ended September 30, 2014 (which are both available as Exhibit 99.1 to BD’s Current Report on Form 8-K, filed with the SEC on December 4, 2014) and the unaudited condensed consolidated financial statements (and notes thereto) of CareFusion for the six month period ended December 31, 2014 (which are available as Exhibit 99.2 to this Current Report on Form 8-K).

BECTON, DICKINSON, AND COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2014

(In millions)	Historical BD	Historical CareFusion(1)	Reclassifications(2)	Acquisition Adjustments(3)	Financing Adjustments	Note References	Pro Forma Combined
Assets:
Current Assets:
Cash and cash equivalents	$8,540	$1,846	$—	$(10,308)	$1,490	5a, 5b	$1,568
Short-term investments	244	—	—	—	—		244
Trade receivables, net	1,031	517	—	—	—		1,548
Current Portion of Net Investment in Sales-Type Leases	—	228	—	—	—		228
Inventories:
Materials	227	170	—	60	—	5g	457
Work in process	272	26	—	9	—	5g	307
Finished products	1,013	307	—	107	—	5g	1,427
Prepaid expenses, deferred taxes and other	784	181	—	—	—		965

Total Current Assets	12,111	3,275	—	(10,132)	1,490		6,744

Property, Plant and Equipment, Net	3,565	435	(101)	128		4, 5g	4,027

Goodwill	1,140	3,312	—	3,533	—	5e, 5k	7,985
Core and Developed Technology, Net	496	—	184	2,056	—	4, 5e, 5f	2,736
Other Intangible Assets, Net	324	972	(203)	3,276	—	4, 5e, 5f	4,369
Capitalized Software, Net	361	—	64	(64)	—	4	361
Investments in unconsolidated entities	—	104	(104)	—	—	4	—
Net investment in sales-type leases, less current portion	—	1,009	—	—	—		1,009
Other Assets	506	91	160	49	2	4, 5i, 5j	808

Total Assets	$18,503	$9,198	$—	$(1,154)	$1,492		$28,039

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term debt	$202	$4	$—	$—	$1,500	5a	$1,706
Payables and accrued expenses	1,878	689	—	(45)	—	5i	2,522

Total Current Liabilities	2,081	693	—	(45)	1,500		4,228

Long-Term Debt	9,940	1,988	—	145	—	5h	12,073
Long-Term Employee Benefit Obligations	983	—	—	—	—		983
Deferred Income Taxes and Other	432	1,010	—	1,955	—	5j	3,397

Total liabilities	13,436	3,691	—	2,055	1,500		20,682

Shareholders’ Equity:
Common stock	333	2	—	14	—	5c, 5d	349
Capital in excess of par value	2,254	5,111	—	(2,581)	—	5b, 5c, 5d	4,784
Retained earnings	12,224	1,714	—	(1,962)	(8)	5d	11,968
Deferred compensation	20	—	—	—	—		20
Common shares in treasury – at cost	(8,623)	(1,185)	—	1,185	—	5d	(8,623)
Accumulated other comprehensive (loss) income	(1,139)	(135)		135	—	5d	(1,139)

Total Shareholders’ Equity:	5,068	5,507	—	(3,209)	(8)		7,358

Total Liabilities and Shareholders’ Equity	$18,503	$9,198	$—	$(1,154)	$1,492		$28,039

Amounts may not add due to rounding.

(1)	CareFusion’s balance sheet as of December 31, 2014.
(2)	See Note 2, 3, and 4 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the presentation reclassifications included in this column.
(3)	See Note 5 to the Unaudited Pro Forma Condensed Combined Financial Statements.

BECTON, DICKINSON, AND COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31, 2014

(In millions, except per share data)	Historical BD	Historical CareFusion(1)	Reclassifications(2)	Acquisition Adjustments (3)	Financing Adjustments (3)	Note References	Pro Forma Combined
Revenues	$2,051	$922	$—	$—	$—		$2,973

Cost of products sold	1,006	465	2	93	—	4, 6a	1,566
Selling and administrative expense	544	265	8	7	—	4, 6a	823
Research and development expense	129	49	—	—	—		178
Restructuring and acquisition integration charges	—	19	(19)	—	—	4	—
Acquisition-related costs	23	—	9	(21)	—	4, 6d	11
Share of net (earnings) loss of equity method investee	—	(2)	2	—	—	4	—

Total Operating Costs and Expenses	1,702	796	2	78	—		2,578

Operating income	349	126	(2)	(78)	—		395

Interest expense	(76)	—	(26)	(4)	(45)	4, 6b	(151)
Interest income	10	—	1	—	—	4	11
Other (expense) income, net	2	(28)	27	—	—	4	1

Income Before Income Tax	285	98	—	(82)	(45)		256
Income tax provision	50	22	—	(29)	(16)	6c	27

Net income	$236	$76	$—	$(53)	$(29)		$229

Per share amounts
Basic	$1.22	$0.37					$1.10
Diluted	$1.20	$0.37					$1.07
Weighted average number of shares outstanding:
Basic	192.8			15.9			208.7
Diluted	197.0			17.0			214.0

Amounts may not add due to rounding.

(1)	CareFusion’s statement of income for the three months ended September 30, 2014.
(2)	See Note 4 to the Unaudited Pro Forma Condensed Combined Financial Statements.
(3)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements.

BECTON, DICKINSON, AND COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2014

(In millions, except per share data)	Historical BD	Historical CareFusion(1)	Reclassifications(2)	Acquisition Adjustments (3)	Financing Adjustments (3)	Note References	Pro Forma Combined
Revenues	$8,446	$3,842	$—	$—	$—		$12,288

Cost of products sold	4,145	1,934	14	372	—	4, 6a	6,465
Selling and administrative expense	2,145	1,061	29	28	—	4, 6a	3,263
Research and development expense	550	190	—	—	—		740
Restructuring and acquisition integration charges	—	43	(43)	—	—	4	—
Gain on sale of assets	—	(4)	4	—	—	4	—
Share of net (earnings) loss of equity method investee	—	(3)	3	—	—	4	—

Total operating costs and expenses	6,840	3,221	7	400	—		10,468

Operating income	1,606	621	(7)	(400)	—		1,819
Interest expense	(135)	—	(89)	(17)	(213)	4, 6b	(454)
Interest income	46	—	3	—	—	4	49
Other (expense) income, net	5	(89)	93	—	—	4	9

Income From continuing operations before income taxes	1,522	532	—	(417)	(213)		1,423

Income tax provision	337	115	—	(146)	(75)	6c	231

Income from continuing operations	$1,185	$417	$—	$(271)	$(138)		$1,192

Income from continuing operations per common share:
Basic	$6.13	$1.99					$5.70
Diluted	$5.99	$1.96					$5.55
Weighted average number of shares outstanding:
Basic	193.3			15.9			209.2
Diluted	197.7			17.0			214.7

(1)	CareFusion’s statement of income for the fiscal year ended June 30, 2014.
(2)	See Note 4 to the Unaudited Pro Forma Condensed Combined Financial Statements.
(3)	See Note 6 to the Unaudited Pro Forma Condensed Combined Financial Statements.

Note 1 – Description of CareFusion Acquisition

On October 5, 2014, BD announced a definitive agreement under which BD will acquire CareFusion for $58 per share in cash and stock to create a global leader in medication management and patient safety solutions. The acquisition closed on March 17, 2015.

Pursuant to the agreement, BD acquired 100 percent of CareFusion at a purchase consideration of approximately $12.6 billion as follows:

•	$10.0 billion in cash consideration; BD will pay this consideration with $6.2 billion of senior unsecured notes issued in December 2014 and with available cash on hand as well as permanent financing of $500 million of commercial paper and $1 billion of term loan financing;

•	$2.3 billion of BD common stock to be issued to CareFusion stockholders and share award holders; and

•	$277 million of BD stock options and awards to be issued to holders of CareFusion options and awards.

Under the terms of the transaction, CareFusion shareholders will receive $49.00 in cash and 0.0777 of a share of BD for each share of CareFusion. The value of the consideration transferred for accounting purposes is based on the closing share price of BD’s stock on the last trading day prior to the closing date of the transaction, or $142.29.

Note 2 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information shows the impact of the CareFusion Acquisition on the combined balance sheet and the combined statements of income under the acquisition method of accounting with BD treated as the acquirer. The acquisition method of accounting, provided by ASC 805 Business Combinations, uses the fair value concepts defined in ASC 820 Fair Value Measurement. Under this method of accounting, the assets and liabilities of CareFusion are recorded by BD at the date of the CareFusion Acquisition estimated fair values, where fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The fair values of CareFusion’s identifiable tangible and intangible assets acquired and liabilities assumed are based on fair value estimates as if the businesses had actually been combined as of December 31, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Fair value measurements may require extensive use of significant estimates and management’s judgment, and it is possible the application of reasonable judgment could produce varying results based on a range of alternative estimates using the same facts and circumstances. Since the CareFusion Acquisition has just been consummated, our access to information to make such estimates is limited. As such, certain market based assumptions were used when data was not available; however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Subsequent to the CareFusion Acquisition completion date, there may be further refinements of the business combination adjustments as additional information becomes available. Increases or decreases in fair value of certain balance sheet amounts and other items of CareFusion as compared to the information presented here may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the income statement due to adjustments in yield and/or amortization of adjusted assets and liabilities.

Note 3 – Conforming Accounting Policies

Following the CareFusion Acquisition, BD will conduct a review of CareFusion’s accounting policies in an effort to determine if differences in accounting policies require reclassification of CareFusion’s results of operations or reclassification of assets or liabilities to conform to BD’s accounting policies and classifications. As a result of that review, BD may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, BD was not aware of any material differences between accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies.

Note 4 – Reclassifications

Certain balances from the consolidated financial statements of CareFusion were reclassified to conform their presentation to that of BD:

The following reclassifications were made to the unaudited pro forma condensed combined balance sheet as of December 31, 2014 (in millions):

Description	December 31, 2014 Increase / (Decrease)
Property, plant, and equipment	$(101)
Core and developed technology	184
Other intangibles, net	(203)
Capitalized Software, net	64
Investments in unconsolidated entities	(104)
Other assets	160

The following reclassifications were made to the unaudited pro forma condensed combined income statements for the year fiscal year ended September 30, 2014 and for the three months ended December 31, 2014 (in millions):

Description	September 30, 2014 Increase / (Decrease)	December 31, 2014 Increase / (Decrease)
Cost of products sold	$14	2
Selling and administrative expense	29	8
Restructuring and acquisition integration charges	(43)	(19)
Gain on sale of assets	4
Acquisition-related costs	—	9
Share of net (earnings) loss of equity method investee	3	2
Interest expense	(89)	(26)
Interest income	3	1
Other (expense) income, net	93	27

Note 5 - Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

This note should be read in conjunction with “Note 1 - Description of CareFusion Acquisition”, “Note 2 - Basis of Pro Forma Presentation”, “Note 3 - Conforming Accounting Policies”, and “Note 4 –Reclassifications.” Adjustments included in the columns “Acquisition Adjustments” and “Financing Adjustments” to the accompanying unaudited pro forma condensed combined balance sheet as at December 31, 2014 are represented, in part, by the following considerations arising out of the allocation of the purchase price to CareFusion’s assets and liabilities (in millions):

Description	Note		Amount
Calculation of consideration to be transferred
Cash consideration to be paid to CareFusion Stockholders	(5a	)	$10,060
Fair value of common stock to be issued to CareFusion stockholders and share award holders	(5c	)	2,269
Fair value of stock options and awards	(5b	)	277

Total Consideration Transferred			$12,606
Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	(5d	)	$5,507
Less write-off of pre-existing CareFusion goodwill and intangible assets	(5e	)	(4,284)

Adjusted net book value of assets acquired			1,223
Identifiable intangible assets at fair value	(5f	)	6,285
Increase property, plant, and equipment to fair value	(5g	)	83
Increase inventory to fair value	(5g	)	176
Increase debt assumed to fair value	(5h	)	(145)
Other fair value adjustments, net	(5i	)	59
Deferred tax impact of fair value adjustments	(5j	)	(1,920)

Total Goodwill	(5k	)	$6,845

a.	Cash outflows for acquisition adjustments represent cash consideration to be transferred of $49.00 per outstanding CareFusion share based on approximately 205.3 million shares outstanding at closing. Additional cash adjustments in the unaudited pro forma condensed combined balance sheet include $248 million in acquisition-related transaction costs as a reduction of cash with a corresponding decrease to retained earnings.

The cash consideration will be partially funded by $6.2 billion of senior unsecured notes issued in December 2014. The remaining balance will be funded by available cash and $500 million of commercial paper and $1 billion of a term loan facility. In connection with obtaining the debt financing, $43 million of deferred financing costs have been recorded as of December 31, 2014 and $2 million of deferred financing costs are expected to be capitalized and amortized over the life of the underlying debt. In addition, $8 million of costs related to BD’s bridge financing are reflected as a reduction of cash with a corresponding decrease to retained earnings.

b.	BD will issue stock options and awards in BD’s shares to holders of CareFusion options and awards with an estimated fair value of approximately $277 million.

c.	The acquisition date fair value of BD’s ordinary shares to be issued to CareFusion shareholders was based on approximately 205.3 million of CareFusion’s shares outstanding as of December 31, 2014, multiplied by the exchange ratio of 0.0777, and BD’s closing share price as of March 16, 2015 of $142.29 per share. Refer to the calculation below:

(in millions, except per share data)
Total CareFusion shares outstanding	205.3
Conversion factor	0.0777

Shares of BD to be issued (par value $1.00)	15.9
Value per share of BD common stock as of March 16, 2015	$142.29

Fair value of BD stock to be issued in respect of outstanding CareFusion shares	$2,269

d.	Reflects the historical book value of the net assets acquired from CareFusion as of December 31, 2014. The unaudited pro forma condensed combined balance sheet reflects the elimination of CareFusion’s historical common stock, capital in excess of par value, retained earnings, common shares in treasury – at cost, and accumulated other comprehensive loss as part of purchase accounting.

e.	Reflects the reversal of previously recorded goodwill and intangible assets recorded in the historical book value of net assets acquired of CareFusion as of December 31, 2014.

f.	Intangible assets

Identifiable intangible assets expected to be acquired consist of the following (in millions):

Description	Estimated Value
Trademarks / trade names	$445
Developed products	2,240
Customer relationships	3,150
Backlog	305
In process research and development	135
Other	10

Total identifiable intangible assets	$6,285

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identifiable intangibles may differ from this preliminary determination.

g.	Asset fair value step-up

This adjustment represents an increase in book value for CareFusion’s inventory and property, plant, and equipment balances of $176 million, and $83 million, respectively, to reflect fair value.

The fair value estimate for inventory and property, plant, and equipment is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for inventories and property, plant, and equipment may differ from this preliminary determination.

h.	Fair value step-up on CareFusion’s existing debt

To record the fair value step-up of $145 million on CareFusion’s existing debt, which will remain outstanding after the acquisition at fair value.

i.	Other fair value adjustments, net

To record the fair value step-up of $14 million on CareFusion’s dispensing equipment, which is presented in the “Other assets” line item on the accompanying unaudited pro forma condensed combined balance sheet, and a write down of CareFusion’s deferred revenue of $45 million, which is presented in the “Payables and accrued expenses” line item on the unaudited pro forma condensed combined balance sheet. Deferred revenue was reduced to reflect the assumed performance obligation at fair value.

j.	Deferred tax impact of fair value adjustments

Reflects the adjustment to deferred income tax assets of $35 million and liabilities of $1,955 million resulting from pro forma fair value adjustments for the assets and liabilities to be acquired. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets and liabilities to be acquired. The U.S. statutory tax rate was applied to each adjustment as the majority of fair value adjustments relate to entities domiciled in the United States. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

k.	Goodwill

Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the above table reflects the estimated goodwill as a result of the acquisition of $6.8 billion as of December 31, 2014. This amount, reduced by CareFusion’s existing goodwill at December 31, 2014 of $3.3 billion resulted in an acquisition accounting adjustment in the unaudited pro forma condensed combined balance sheet as of December 31, 2014 of $3.5 billion.

Note 6 - Unaudited Pro Forma Condensed Combined Income Statement Adjustments

This note should be read in conjunction with “Note 1 - Description of CareFusion Acquisition”, “Note 2 - Basis of Pro Forma Presentation”, “Note 3 - Conforming Accounting Policies”, “Note 4 - Reclassifications”, and “Note 5 - Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments”. Adjustments included in the columns “Acquisition Adjustments” and “Financing Adjustments” to the accompanying unaudited pro forma condensed combined income statement for the three months ended December 31, 2014 are represented by the following:

a.	Amortization and depreciation

This adjustment represents the increased amortization for the fair value of identified intangible assets with definite lives for the fiscal year ended September 30, 2014 and the three months ended December 31, 2014. The following table shows the pre-tax impact on amortization expense (amounts in millions):

Description	Weighted Average Useful life	Fair value	September 30, 2014	December 31, 2014
Core and Developed Technology	13.5	$2,240	$166	$41
Other Intangibles	13.8	3,600	293	74

Less: Historical amortization			(87)	(22)

Additional amortization			$372	$93

The adjustment to selling and administrative expense of $7 million and $28 million for the three months ended December 31, 2014 and fiscal year ended September 30, 2014 is related to fair value step up and corresponding increased depreciation of property, plant, and equipment. The income statement effect of the fair value step-up to increase the book value of CareFusion’s inventory is not reflected as such adjustment is not recurring in nature.

b.	Interest expense

This adjustment represents the additional interest expense for the fiscal year ended September 30, 2014 and the three months ended December 31, 2014 taking into consideration the additional borrowings incurred by BD for financing the CareFusion Acquisition as well as the accretion on the fair value step-up on CareFusion’s existing debt. Refer to the table below for the breakdown of this amount (in millions):

Description	September 30, 2014	December 31, 2014(i)
Interest on additional borrowings	$213	$45
Accretion on fair value step-up	17	4

(i)	Reflects the interest on debt as currently anticipated. The actual allocation of the type and amount and the terms of the financing may differ from those contemplated herein. Interest includes the amortization of the related debt issuance costs.

c.	Provision for income taxes

This adjustment represents the tax effects of all the adjustments described in Notes 6a and 6b above using BD’s statutory rate.

d.	Represents $21 million of one-time transaction costs reflected in BD’s Condensed Statement of Income for the three months ended December 31, 2014.

Note 7 – Unadjusted Pro Forma Balances

Trade receivables and sales-type leases

At this time, BD does not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of CareFusion’s trade receivables and sales-type leases. Therefore, no adjustment has been recorded to modify the current book values.

Deferred tax liabilities

CareFusion does not record deferred taxes on the unremitted earnings of subsidiaries outside of the United States, when it is expected that these earnings will be indefinitely reinvested. At this time, BD does not have sufficient information necessary to make any changes to this assertion. Therefore, there have been no adjustments reflected in the book value of deferred tax liabilities related to this assertion in the accompanying unaudited pro forma condensed combined financial statements. The deferred tax assets recorded on the unaudited pro forma condensed combined balance sheet have not been assessed for the need of a valuation allowance.